Exhibit 99.2

NEWS RELEASE
NEWS RELEASE
NEWS RELEASE

Contact:
Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS BOARD APPROVES PLAN

FOR ANNUAL ELECTION OF DIRECTORS

Deerfield, Illinois, July 29, 2008 – Fortune Brands, Inc. (NYSE: FO), the company behind leading consumer brands including Jim Beam, Titleist and Moen, today announced that its board of directors has unanimously approved a plan to declassify the board beginning in 2010. The plan will be subject to shareholder approval at the company’s 2009 annual meeting.

The company’s directors are currently divided into three classes and are elected to staggered three-year terms. If the plan announced today is approved by shareholders, the company will phase-in annual election of directors beginning at the 2010 annual meeting. As of the 2012 annual meeting, all directors would be elected on an annual basis.

“Our board regularly reviews corporate governance policies and the sentiments of our shareholders,” said Bruce Carbonari, president and chief executive officer of Fortune Brands. “Annual election of directors has become a preference of our shareholders, and we believe that we have developed an appropriate plan to declassify our board that will serve our shareholders’ interests.”

A non-binding shareholder resolution calling for annual election of directors received the support of 54% of the shares outstanding at the company’s 2008 annual meeting. The classified board was originally approved by shareholders in 1986.

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About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in distilled spirits, home and hardware, and golf products. Beam Global Spirits & Wine, Inc. is the company’s premium spirits business. Major spirits brands include Jim Beam and Maker’s Mark bourbon, Sauza tequila, Canadian Club whisky, Courvoisier cognac, Teacher’s and Laphroaig Scotch, and DeKuyper cordials. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows,

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www.fortunebrands.com

Fortune Brands Board Approves Plan for Annual Election of Directors, Page 2

Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index, the MSCI World Index and the Ocean Tomo 300™ Patent Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

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